Exhibit 8.1

PRINCIPAL SUBSIDIARIES OF NEBIUS GROUP N.V.

Name of Subsidiary(1)	Jurisdiction of Organization
NEBIUS B.V.	Netherlands
AVRIDE B.V.	Netherlands
TOLOKA AI INC.	U.S.
TRIPLETEN INC.	U.S.
NEBIUS ISRAEL LTD.	Israel
TOLOKA AI B.V.	Netherlands
EDTECH PLUS B.V.	Netherlands

(1) Directly or indirectly held